Exhibit 10.4

NBTY Retirement Benefits Policy

for Certain Eligible Members of the Board of Directors

1.               Eligibility:  The policy shall apply only to those members of the Board who have served as members of the Board for at least 15 years and who retire from the Board solely as a result of the Corporation’s mandatory retirement age policy (the “Eligible Retiree”).

2.               Annual Benefits:  Each Eligible Retiree shall continue to receive the annual retainer in effect for directors at the time of such Eligible Retiree’s retirement from the Board, until the earlier to occur of the following:  (x) the 10 year anniversary of the date of such retirement and (y) such Eligible Retiree’s death (such period, the “Retirement Period”).

3.               Annual Meetings:  During the Retirement Period, each Eligible Retiree shall be invited to attend all of the Corporation’s Annual Shareholders’ Meetings.  All reasonable costs and expenses incurred by such Eligible Retiree to attend such Annual Meetings shall be borne by the Corporation.

4.               Board Meetings:  Each Eligible Retiree shall receive notice of and be invited to attend, as an observer with no voting power, all meetings of the Board of Directors, at such Eligible Retiree’s sole cost and expense.